Exhibit 23.2

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of Patrick Industries, Inc. on Form S-8 of our report dated April 23, 2007 (May 18, 2007 as to Note 13)(which report expresses an unqualified opinion and includes an explanatory paragraph referring to a restatement of 2005 and 2004 financial statements), relating to the consolidated financial statements of Adorn Holdings, Inc. as of December 31, 2006 and 2005 and for each of the three years in the period ended December 31, 2006, appearing in the Current Report on Form 8-K/A of Patrick Industries, Inc., dated July 5, 2007.

/s/ DELOITTE & TOUCHE LLP

Cleveland, Ohio

August 23, 2007